Exhibit 3.31

ARTICLES OF INCORPORATION

OF

AMANA HOLDING COMPANY

The undersigned, a natural person of the age of eighteen years or more, acting as sole incorporator of a corporation under the provisions of the Texas Business Corporation Act (“TBCA”), adopts the following Articles of Incorporation

ARTICLE I

The name of the corporation is Amana Holding Company (the “Corporation”)

ARTICLE II

The period of duration of the Corporation is perpetual

ARTICLE III

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the TBCA

ARTICLE IV

Section 4.1 The aggregate number of shares which the Corporation shall have authority to issue is one thousand two hundred (1200) shares of common stock, at a par value of ONE DOLLAR ($1 00) each

Section 4.2 No shareholder shall have any pre-emptive right whatsoever to acquire additional, unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares, or any other securities or property whatsoever

Section 4.3 Cumulative voting shall not be permitted

ARTICLE V

The Corporation will not commence business until it has reserved for the issuance of its shares consideration of the value of one thousand dollars ($1,000 00)

ARTICLE VI

The street address of the initial registered office of the Corporation is 1501 Seamist, Houston, Texas 77008-5097 and the name of its initial registered agent at that address is Ben D Campbell

ARTICLE VII

The number of directors of the Corporation shall be fixed as determined by the Bylaws. The number of directors constituting the initial board of directors is four (4) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until his or her successor is elected and qualified are

Name	Address
John B Goodman	1501 Seamist, Houston, Texas 77008-5097
Meg L Goodman	1501 Seamist, Houston, Texas 77008-5097
Betsy G Abell	1501 Seamist, Houston, Texas 77008-5097
G Hughes Abell	1501 Seamist, Houston, Texas 77008-5097

ARTICLE VIII

Any action required by the TBCA to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted

ARTICLE IX

No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except to the extent that the foregoing exculpation from liability is not permitted under the applicable provisions of the Texas Miscellaneous Corporation Laws Act (or any successor or replacement statute) as the same now exists or may be hereafter amended Any repeal or modification of the provisions of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification

ARTICLE X

Notwithstanding the provisions of the TBCA requiring the approval of more than a majority of the shares (or the holders of more than a majority of the shares of any class or series) entitled to vote thereon, the act of the shareholders of the Corporation on any such matter shall be the affirmative vote of the holders of a majority of the shares (or the holders of a majority of the shares of any class or series) entitled to vote on that matter, rather than the affirmative vote otherwise required by the provisions of the TBCA, provided that the terms of this Article X shall not apply to any provision of the Business Combination Law

ARTICLE XI

The Corporation shall indemnify any person who (a) is or was a director of the Corporation, (b) is or was both a director and an officer of the Corporation (“Covered Officer”) or (c) while a director or Covered Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent that a corporation is permitted to indemnify such persons under the TBCA or any other statute of similar purport, as now written or as hereafter enacted The Corporation may indemnify any other person to the extent permitted by the TBCA or any other statute of similar purport as now written or hereafter enacted

The provisions of this Article XI shall not be deemed exclusive of any other rights to which any director, Covered Officer or other person may be entitled under any other agreement, pursuant to a vote of directors or any committee thereof or a vote of shareholders, as a matter of law or otherwise, either as to action in his official capacity or as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person No such shall be entitled to indemnification pursuant to this Article XI in relation to any matter as to which indemnification shall not be permitted by law

ARTICLE XII

The exclusive right to amend or repeal the Corporation’s bylaws or adopt new bylaws is vested in the Board of Directors of the Corporation

ARTICLE XIII

The name and address of the incorporator of the Corporation is as follows

Name	Address
Steven R Tradennick	711 Louisiana Street, Suite 2900, Houston, Texas 77002-2781

IN WITNESS WHEREOF I have hereunto set my hand this 7th day of March 2001

Steven R. Tradennick